Exhibit 99.1

For release Western Circuit and Analyst Wire.

January 16, 2007

BRIDGFORD FOODS CORPORATION (NASDAQ BRID) ANNOUNCES IMPROVED RESULTS FOR 2006 FISCAL YEAR

Anaheim, California - Bridgford Foods Corporation (Nasdaq: BRID) today reported sales for the fiscal year (53 weeks) ended November 3, 2006 of $134,264,000, an increase of 2.6% compared to sales in the prior fiscal year (52 weeks).  The Company reported net income of $1,240,000 (53 weeks) compared to a net loss of $943,000 (52 weeks) in the prior year.

Sales for the seventeen weeks ended November 3, 2006 increased 3.2% to $43,215,000 when compared to the same period of sixteen weeks in the prior year. Net income for the seventeen weeks ended November 3, 2006 was $1,081,000, compared to a net loss of $340,000 in the same period last year (sixteen weeks).

Bridgford Foods Corporation is a producer of frozen dough, microwaveable and shelf-stable sandwiches, dry sausages, processed meats and other convenience food products.

BRIDGFORD FOODS CORPORATION
FINANCIAL HIGHLIGHTS

	53 Weeks Ended	52 Weeks Ended
	November 3, 2006	October 28, 2005
Sales	$134,264,000	$130,845,000
Cost of sales	$85,133,000	$85,455,000
Selling, general & administrative expenses	$43,963,000	$43,393,000
Depreciation	$3,777,000	$4,251,000
Gain on sale of equity securities	$(106,000)	$—
Income (loss) before taxes	$1,497,000	$(2,254,000)
Income tax provision (benefit)	$257,000	$(1,311,000)
Net income (loss)	$1,240,000	$(943,000)
Basic earnings (loss) per share	$0.13	$(0.09)
Average shares outstanding	9,966,000	9,995,000

	17 Weeks Ended	16 Weeks Ended
	November 3, 2006	October 28, 2005
	(UNAUDITED)
Sales	$43,215,000	$41,884,000
Cost of sales	$27,046,000	$27,783,000
Selling, general & administrative expenses	$13,733,000	$13,890,000
Depreciation	$1,101,000	$1,166,000
Income (loss) before taxes	$1,335,000	$(955,000)
Income tax provision (benefit)	$254,000	$(615,000)
Net income (loss)	$1,081,000	$(340,000)
Basic earnings (loss) per share	$0.11	$(0.03)
Average shares outstanding	9,963,000	9,988,000

CONTACT:	Bridgford Foods Corporation
R. Lancy, 714/526-5533